Exhibit 10.1

The Goldman Sachs Group, Inc. • 85 Broad Street • New York, New York 10004
Tel: 212-902-5904

Henry M. Paulson, Jr.
Chairman
Chief Executive Officer

April 15, 2002

PERSONAL AND CONFIDENTIAL

Stephen Friedman
MMC Capital
1166 Avenue of the Americas
44th Floor
New York, NY 10036

Dear Steve:

      We are all very pleased that you have agreed to join the Board of Directors of The Goldman Sachs Group, Inc. (“GS Inc.”) and look forward to seeing you at the June 24th and 25th meetings in Frankfurt, if not before. I am writing to set forth the terms of your compensation as a director. As you know, your appointment is subject to final ratification by the Board which is expected shortly, and the terms of director’s compensation are, of course, subject to future modification by the Board.

      Your term as a director will commence on May 1, 2002 and will run through the 2003 annual meeting of shareholders of GS Inc. You will also be appointed a member of the Audit and the Compensation Committees.

      You will receive an initial grant of 3,000 fully vested restricted stock units (“RSUs”) under The Goldman Sachs 1999 Stock Incentive Plan (the “SIP”).

      As additional compensation for your services, you will receive:

•	$35,000 per year (the “Annual Retainer”);

•	$15,000 per year for serving on each Board committee of which you are a member (the “Committee Fees”);

•	$1,000 for each meeting of the Board or of a Board committee that you attend (the “Meeting Fees”); and

•	an annual grant (the “Annual Grant”), at your election, of (a) 2,000 fully vested RSUs; (b) fully vested options (“Options”) to purchase 6,000 shares of GS Inc. common stock; or (c) 1,000 RSUs and Options to purchase 3,000 shares of GS Inc. common stock.

      The Annual Retainer and the Committee Fees are paid annually in arrears in the form of RSUs unless GS Inc. determines to pay them in cash. The Meeting Fees are payable in cash, also annually in arrears. The Annual Grant is paid annually in advance of the fiscal year to which it pertains in the form of RSUs and/or Options as elected by you.

      For 2002, you will receive the Annual Retainer, Committee Fees and Annual Grant pro rated from the date of your appointment; the RSUs and, if applicable with respect to the Annual Grant, Options in respect of these awards will be granted later this year; Meeting Fees will be calculated based on the number of meeting you attend for the remainder of 2002 and will be paid in cash in arrears. I enclose a form for the 2002 Annual Grant election as between RSUs and Options.

      The terms of the Options for the 2002 Annual Grant were set last year and have the same exercise price ($91.61) as the options that were granted to employees for the 2001 fiscal year; will become exercisable on the earlier of (a) the first trading day in January 2005 unless that day is not during an “access person window period” (“Window Period”) under GS Inc.’s trading policy, in which case, the first trading day of the first Window Period that begins thereafter, and (b) the date on which you cease to be a director of GS Inc.; and will expire on November 25, 2011.

      Any Options granted to you as part of the Annual Grant for 2003 and thereafter will:

(i) be granted on the same date as the date of grant of any year-end equity awards granted generally to employees of GS Inc. and its affiliates for the prior fiscal year or, if no such equity awards are granted, on the last business day of December in the fiscal year to which the Annual Grant pertains;

(ii) first become exercisable on the earlier of (a) the same date that year-end options granted generally to employees of GS Inc. and its affiliates for the prior fiscal year become exercisable or, if no such options are granted, on the first trading day in January three years after the date of grant unless that date is not during a Window Period, in which case the first trading day of the first Window Period that begins thereafter, and (b) the date on which you cease to be a director of GS Inc.;

(iii) have an exercise price equal to the exercise price of any year-end options granted generally to employees of GS Inc. and its affiliates for the prior fiscal year or, if no such options are granted, the closing price of GS Inc.’s common stock on the New York Stock Exchange on the date of grant of the Annual Grant; and

(iv) will expire ten years after the date of grant.

      RSUs for the Annual Retainer, the Committee Fees and, if applicable, the Annual Grant will:

(i) be granted to you as of the date of grant of any year-end equity award granted generally to employees of GS Inc. and its affiliates or, if no such award is granted, as of the last business day of December of such fiscal year (or in the case of RSUs for the Annual Grant, as of the last business day of December in the fiscal year to which the grant pertains); and

(ii) provide for delivery of shares of GS Inc. common stock on the last business day in May in the year following the date on which you cease to be a director of GS Inc.

      The number of RSUs you receive for the Annual Retainer and the Committee Fees will be determined in the same manner as grants to employees for year-end RSUs for that fiscal year or, if no such RSUs are granted, at a grant price equal to the average closing price of GS Inc.’s common stock on the New York Stock Exchange over the 10 trading days up to and including the last day of the fiscal year.

      All Options and RSUs will be subject to the terms and conditions of the SIP and the relevant award agreements.

      I have enclosed various documents in connection with these arrangements. Please complete them as necessary, sign where indicated and return them in the enclosed envelope. The remaining copies are for your records.

Very truly yours,

/s/ Henry M. Paulson, Jr.

Henry M. Paulson, Jr.

Enclosures:	The Goldman Sachs 1999 Stock Incentive Plan (and Prospectus Materials)
Outside Director Initial RSU Award Agreement
Custody Agreement
Signature Card
Election Form for 2002 Annual Grant
Form W-9